Exhibit 99.2

Contacts:	Michael Mitchell (Media)	Dexter Congbalay (Investors)
	+1-847-943-5678	+1-847-943-5454
	news@mdlz.com	ir@mdlz.com

Mondelēz International Announces Pricing for its Cash Tender Offer

DEERFIELD, Ill. – Jan. 24, 2014 – Mondelēz International, Inc. today announced the pricing for its previously announced cash tender offer (the “Tender Offer”) for a portion of its 6.500% Notes due 2040 (the “Priority 1 Notes”), 7.000% Notes due 2037 (the “Priority 2 Notes”), 6.875% Notes due 2038 (the “Priority 3 Notes”), 6.875% Notes due 2039 (the “Priority 4 Notes”) and 6.500% Notes due 2031 (the “Priority 5 Notes” and, together with the Priority 1 Notes, the Priority 2 Notes, the Priority 3 Notes and the Priority 4 Notes, the “Notes”).

The Tender Offer is being made pursuant to an Offer to Purchase, dated January 9, 2014 (the “Offer to Purchase”) and related Letter of Transmittal (the “Letter of Transmittal”), as amended by the company’s press release issued on January 24, 2014, which set forth a description of the terms and conditions of the Tender Offer.

The consideration to be paid in the Tender Offer for each series of Notes has been determined in the manner described in the Offer to Purchase by reference to a fixed spread over the yield to maturity of the applicable Reference U.S. Treasury Security specified in the table below and in the Offer to Purchase (the “Tender Offer Yield”). Holders who validly tendered and did not validly withdraw Notes at or prior to the Early Tender Deadline (as defined below) that are accepted for purchase will receive the applicable “Total Consideration” listed in the table below, which includes an early tender payment of $30.00 per $1,000 principal amount of Notes accepted for purchase (the “Early Tender Premium”). In addition, holders whose Notes are accepted for purchase pursuant to the Tender Offer will also receive accrued and unpaid interest on their purchased Notes from the last interest payment date for such Notes to, but excluding, the settlement date.

Title of Security	CUSIP Number	Aggregate Principal Amount Outstanding	Tender Cap	Acceptance Priority Level	Reference U.S. Treasury Security	Bloomberg Reference Page(1)	Reference Yield	Fixed Spread (Basis Points)	Tender Offer Yield	Total Consideration(2)(3)
6.500% Notes due 2040	50075NAZ7	$2,212,494,000	$534,883,000	1	3.625% due 8/15/2043	FIT1	3.664%	100	4.664%	$1,275.09
7.000% Notes due 2037	50075NAR5	$564,488,000	N/A	2	3.625% due 8/15/2043	FIT1	3.664%	110	4.764%	$1,314.37
6.875% Notes due 2038	50075NAT1	$709,508,000	N/A	3	3.625% due 8/15/2043	FIT1	3.664%	108	4.744%	$1,303.47
6.875% Notes due 2039	50075NAW4	$515,948,000	N/A	4	3.625% due 8/15/2043	FIT1	3.664%	108	4.744%	$1,310.06
6.500% Notes due 2031	50075NAC8	$578,973,000	N/A	5	3.625% due 8/15/2043	FIT1	3.664%	87	4.534%	$1,237.96

(1)	The applicable page on Bloomberg from which Barclays Capital Inc. and RBS Securities Inc. will quote the bid side prices of the applicable Reference U.S. Treasury Security.
(2)	Per $1,000 principal amount of Notes.
(3)	Includes the Early Tender Premium.

The Tender Offer will expire at 11:59 p.m., Eastern time, on February 6, 2014, unless extended (such date and time, as the same may be extended, the “Expiration Time”). Holders of Notes must have validly tendered and not validly withdrawn their Notes on or before 5:00 p.m., Eastern time, on January 23, 2014 (the “Early Tender Deadline”) to be eligible to receive the applicable Total Consideration for their tendered Notes. After such time, the Notes may not be withdrawn except in certain limited circumstances where additional withdrawal rights are required by law. Assuming the Tender Offer is not extended and the conditions to the Tender Offer are satisfied or waived, the company expects that settlement for Notes validly tendered and not validly withdrawn on or before the Early Tender Deadline and accepted for purchase will be on January 27, 2014 (the “Settlement Date”). As the company intends, subject to the terms and conditions of the Tender Offer, to accept for purchase the maximum combined aggregate principal amount of Notes that may be purchased in the Tender Offer on the Settlement Date, further tenders of Notes prior to the Expiration Time will not be accepted for purchase.

The company’s obligation to accept for purchase, and to pay for, any Notes validly tendered (and not validly withdrawn) and accepted for purchase pursuant to the Tender Offer is conditioned upon the satisfaction or waiver of the conditions described in the Offer to Purchase under the heading “Terms of the Tender Offer—Conditions to the Tender Offer”.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities nor is this press release an offer to sell or a solicitation of an offer to buy securities. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such offer, solicitation, or sale would be unlawful. The Tender Offer is being made solely pursuant to terms and conditions set forth in the Offer to Purchase and the Letter of Transmittal, as amended by the company’s press release dated January 24, 2014.

Barclays Capital Inc., RBS Securities Inc., Citigroup Global Markets Inc., Goldman, Sachs & Co., HSBC Securities (USA) Inc. and UBS Securities LLC are serving as Lead Dealer Managers for the Tender Offer. Questions regarding the Tender Offer may be directed to Barclays Capital Inc. at (800) 438-3242 (toll-free) or (212) 528-7581 (collect) or to RBS Securities Inc. at (877) 297-9832 (toll-free) or (203) 897-6145 (collect). Requests for the Offer to Purchase or the Letter of Transmittal or the documents incorporated by reference therein may be directed to Global Bondholder Services Corporation, which is acting as Tender and Information Agent for the Tender Offer, at the following telephone numbers: banks and brokers, 212-430-3774; all others toll free at 866-924-2200.

About Mondelēz International

Mondelēz International, Inc. (NASDAQ: MDLZ) is a global snacking powerhouse, with 2012 revenue of $35 billion. Creating delicious moments of joy in 165 countries, Mondelēz International is a world leader in chocolate, biscuits, gum, candy, coffee and powdered beverages, with billion-dollar brands such as Cadbury, Cadbury Dairy Milk and Milka chocolate, Jacobs coffee, LU, Nabisco and Oreo biscuits, Tang powdered beverages and Trident gum. Mondelēz International is a proud member of the Standard and Poor’s 500, NASDAQ 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com and www.facebook.com/mondelezinternational.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words, such as “will,” “intend,” “expect” and similar expressions are intended to identify our forward-looking statements, including, but not limited to, statements about the terms and conditions of, and completion of, the tender offer. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause our actual results to differ materially from those indicated in our forward-looking statements. Please also see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including our most recently filed Annual Report on Form 10-K. Mondelēz International disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

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